UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 33-24235
                                                --------


--------------------------------------------------------------------------------
                   SECURED INVESTMENT RESOURCES FUND, L.P. III
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  104 ARMOUR ROAD, NORTH KANSAS CITY, MISSOURI
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            LIMITED PARTNERSHIP UNITS
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
--------------------------------------------------------------------------------
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Pleaseplace an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [ ]            Rule 12h-3(b)(1)(i)       [ ]
   Rule 12g-4(a)(1)(ii)      [X]            Rule 12h-3(b)(1)(ii)      [ ]
   Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(i)       [ ]
   Rule 12g-4(a)(2)(ii)      [ ]            Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: Less than 500

     Pursuant to the requirements of the Securities Exchange Act of 1934 BAE Systems Canada Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 20, 2001                Secured Investment Resources Fund, L.P. III

                                     By: Nichols Resources, Ltd.

                                         /s/ Christine Robinson
                                             Christine Robinson, President